Exhibit 99.3

FOR IMMEDIATE RELEASE

CIT DECLARES DIVIDENDS

          NEW YORK – October 16, 2007 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.25 per share on its outstanding common stock. The common stock dividend is payable on November 30, 2007 to shareholders of record on November 15, 2007.

          CIT also announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company’s Series A preferred stock and $1.2972500 per share on the Company’s Series B preferred stock. The preferred stock dividends are payable on December 17, 2007 to holders of record on November 30, 2007.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and small business administration lending, equipment leasing, vendor financing and factoring. CIT’s brand, Capital Redefined, articulates its value proposition of providing its customers relationship, intellectual and financial capital. www.cit.com.

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

Mary Flynn
Director of Media Relations
(212) 461-7860
mary.flynn@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com